Exhibit 99.1

Akebia Therapeutics Appoints Biopharmaceutical Leader Philip Vickers, Ph.D. to its Board of Directors

CAMBRIDGE, Mass.—April 1, 2026—Akebia Therapeutics®, Inc. (Nasdaq: AKBA), a biopharmaceutical company with the purpose to better the lives of people impacted by kidney disease, today announced the appointment of biopharmaceutical leader Philip Vickers to its Board of Directors, effective April 1, 2026. Dr. Vickers is the President and Chief Executive Officer and a member of the Board of Directors of Solu Therapeutics, a venture-backed biotechnology company focused on creating first-in-class therapeutics utilizing a novel drug discovery platform, and he has held senior leadership positions at several early-stage biotechnology companies as well as global pharmaceutical companies.

“We are delighted to welcome Phil to our Board,” said Adrian Adams, Chairperson of the Board of Directors of Akebia. “His extensive background in drug development and leading large and complex R&D organizations will be extremely valuable as Akebia advances both mid-and early-stage programs in kidney and rare diseases. Moreover, Dr. Vickers has an impressive track record of actively evaluating business development opportunities. We could not ask for a more timely and well-rounded addition to our Board at this exciting time for the Company.”

“I am pleased to be joining the Akebia Board of Directors at a point of transformation as the company begins evaluating its promising assets to address rare kidney diseases,” said Dr. Vickers. “Furthermore, I am very impressed by Akebia’s dedication to patients and by the caliber of its management team. I look forward to supporting the team as they advance their drug development imperatives.”

Dr. Vickers brings more than three decades of global biopharmaceutical leadership experience, with deep expertise spanning research and development, translational science and corporate strategy across a broad range of therapeutic areas. Prior to Solu, Dr. Vickers held CEO roles at Faze Medicines and Northern Biologics, where he guided early-stage innovation, advanced immuno-oncology and biomolecular condensate programs, and executed strategic transactions with major pharmaceutical partners. Earlier, he served as Executive Vice President and Global Head of Research and Development at Shire, where he oversaw a global R&D organization. Dr. Vickers has also held senior leadership roles at Boehringer Ingelheim and Pfizer, where he contributed to discovery and development efforts across multiple therapeutic areas, including inflammation, neuroscience, and cardiovascular disease. He began his career at Merck, where he played a key role in the discovery of important drug targets and development candidates. In addition to his industry leadership, Dr. Vickers is a trained biochemist with a Ph.D. from the University of Toronto and has co-authored approximately 60 peer-reviewed publications and numerous patents.

Akebia also announced that Steven C. Gilman, Ph.D., retired from the Board of Directors of Akebia, effective April 1, 2026. Dr. Gilman has served as a member of our Board of Directors since the merger with Keryx in December 2018 and had previously served as a member of the Board of Directors of Keryx since March 2016.

“Steve has been an invaluable member of Akebia’s Board of Directors,” said John P. Butler, Chief Executive Officer of Akebia. “On behalf of the entire Board I wanted to thank him for his dedication and service to Akebia, notably through the merger and the development, approval and commercialization of Vafseo® (vadadustat). We wish him the very best in his retirement.”

About Akebia Therapeutics
Akebia Therapeutics, Inc. is a fully integrated biopharmaceutical company with the purpose to better the lives of people impacted by kidney disease. Akebia was founded in 2007 and is headquartered in Cambridge, Massachusetts. For more information, please visit our website at www.akebia.com, which does not form a part of this release.

Forward-Looking Statements
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Akebia Therapeutics Contact
Mercedes Carrasco
mcarrasco@akebia.com